UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2011

CORNERWORLD CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-128614	98-0441869
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13010 Preston Road, Suite 100

Dallas, Texas 75240

(Address of principal executive offices) (zip code)

(888) 837-3910

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On June 3, 2011, CornerWorld Corporation (the “Company” or “CornerWorld”) amended its debt agreement with IU Holdings, LP (“IUH”).   The Company entered into Amendment No. 1 (“IUH Amendment No. 1”) to its Promissory Note with IUH (the “IUH Note”).  IUH Amendment No. 1 revised the repayment schedule of the IUH Note such that principal payments were deferred by two quarters beginning with the payment due on May 31, 2011.  They will resume on November 30, 2011 and continue through August 31, 2013, after which point the IUH Note will be paid in its entirety.  Interest payments and other terms remained unchanged.  A copy of IUH Amendment No. 1 is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2011, the Company appointed Marc A. Pickren, age 40, as its President.  Mr. Pickren founded The Leadstream, LLC in 2005 which, in 2008, acquired the marketing rights to Enversa Media Auction and was renamed Enversa Companies LLC (“Enversa”).  In August of 2008, Pickren merged Enversa Companies with CornerWorld and was named Chief Marketing Officer of the Company and remained President of Enversa Companies, LLC. Pickren has previously held executive management positions from 1995 to 2005 with top companies such as TMP Worldwide/Monster.com, Quigley Simpson and JWT. Currently the company is working under the economics of Mr. Pickren’s employment agreement established in 2008 and is working towards a mutually agreeable agreement for the future. Mr. Pickren has no family relationships at the Company and, since April 30, 2010, has been paid $2,297.92 pursuant to the certain promissory note payable to him which was associated with the Company’s 2008 acquisition of Enversa; the balance on Mr. Pickren’s promissory note is currently $40,925.99.  Otherwise, since April 30, 2010, he has engaged in no prior transactions with the Company or any of its affiliated entities.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Amendment No. 1 to Promissory Note dated as of June 2, 2011 between CornerWorld Corporation and IU Holdings, LP

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CornerWorld Corporation

Dated: June 8, 2011	By:	/s/ V. Chase McCrea III V. Chase McCrea III Chief Financial Officer